As filed with the Securities and Exchange Commission on May 8, 2017

Registration No. 333-206082

UNITED STATES EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-206082

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEADWATERS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

87-0547337

(I.R.S. Employer Identification No.)

10701 South River Front Parkway, Suite 300

South Jordan, Utah 84095

(801) 984-9400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest C. McLean

Senior Vice President and Secretary

Headwaters Incorporated

c/o Boral Industries Inc.

200 Mansell Court East #305

Roswell, GA 30076

(770) 645-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copies to:

Peter D. Serating

June S. Dipchand

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company” and “emerging growth company”  in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company	☐		(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Headwaters Incorporated, a Delaware corporation (the “Company”), on Form S-3 (Registration No. 333-206082), filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2015 (the “Registration Statement”), which registered the offering of an indeterminate number or amount of debt securities, guarantees of debt securities, preferred stock, common stock, warrants to purchase common stock, depositary shares and units (collectively, the “Securities”).

On May 8, 2017, pursuant to the Agreement and Plan of Merger, dated as of November 20, 2016 (the “Merger Agreement”), by and among the Company, Boral Limited, an Australian corporation (“Parent”), and Enterprise Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger and other transactions contemplated by the Merger Agreement, the Company’s equity securities have ceased to be publicly traded and the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all Securities of the Company registered under the Registration Statement that remain unsold as of the date hereof, and terminates the effectiveness of the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on this 8th day of May, 2017.

HEADWATERS INCORPORATED

By:	/s/ Ernest C. McLean
Name:	Ernest C. McLean
Title:	Senior Vice President and Secretary